Filed Pursuant to Rule 424(b)(4)
Registration No. 333-258561

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 20, 2021)

11,200,000 Shares

Common Stock

Offered by the Selling Shareholders

This prospectus supplement relates solely to the proposed resale or other disposition of an aggregate of 11,200,000 shares of common stock, $0.001 par value per share (the “Shares”), of AquaBounty Technologies, Inc. (the “Company,” “we” or “us”) by the selling shareholders (the “Selling Shareholders”) identified in this prospectus supplement. See “Selling Shareholders.” The Selling Shareholders have granted the underwriters a 30-day option to purchase up to 1,680,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions. See “Underwriting.”

We will not receive any proceeds from the sale of the shares by the Selling Shareholders.

Our common stock is listed on The Nasdaq Capital Market under the symbol “AQB.” On November 15, 2021, the last reported sale price of our common stock as reported on The Nasdaq Capital Market was $3.65 per share.

We are an “emerging growth company” as that term is used in the Jumpstart our Business Startups Act of 2012 and, as such, have elected to avail ourselves of certain reduced public company reporting requirements for this prospectus supplement and future filings.

	Per share	Total
Public Offering Price	$2.10	$23,520,000
Underwriting discount(1)	$0.1155	$1,293,6000
Proceeds, before expenses, to the Selling Shareholders	$1.9845	$22,226,400

(1)	We refer to “Underwriting” beginning on page S-22 of this prospectus supplement for additional information regarding underwriter compensation.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” contained in this prospectus supplement beginning on page S-4 and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares will take place on or about November 23, 2021, subject to the satisfaction of certain conditions.

Oppenheimer & Co. Lake Street

The date of this Prospectus Supplement is November 19, 2021.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides a description of our capital stock and gives more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on the information set forth in this prospectus supplement.

We, the underwriters in this offering and the Selling Shareholders have not authorized anyone to provide you with information or to make any representation other than the information and representations contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We, the underwriters in this offering and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

The Selling Shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. For investors outside the United States, the underwriters in this offering, we and the Selling Shareholders have not done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering outside the United States.

The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, as applicable, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, as well as the documents incorporated by reference herein and therein and the additional information described under “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement and in the accompanying prospectus, before investing in our common stock. Unless otherwise specified or the context requires otherwise, the terms “AquaBounty Technologies,” “AquaBounty,” “the Company,” “we,” “us,” and “our company” mean AquaBounty Technologies, Inc. and its consolidated subsidiaries.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial or operating performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “continue,” “could,” “intends,” “target,” “projects,” “contemplates,” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect our results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, and under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and in any free writing prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus supplement is part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

In particular, forward-looking statements in this prospectus supplement, the accompanying prospectus and in any free writing prospectus and in the documents that we reference herein and therein include statements about:

•	the anticipated benefits and characteristics of our genetically engineered (“GE”) Atlantic Salmon product;

•	the implementation and likelihood of achieving the business plan, future revenue, and operating results;

•

our plans for (including without limitation, projected costs, bond issuances and other fundraising, locations and third-party involvement) and the timing of the development of new farms and the output of those farms;

•	developments concerning our research projects;

•	our expectations regarding our ability to successfully enter new markets or develop additional products;

•	our competitive position and developments and projections relating to our competitors and our industry;

•	expectations regarding anticipated operating results;

•	our cash position and ability to raise additional capital to finance our activities;

•	the impact of the evolving COVID-19 pandemic (the “COVID-19 pandemic”) on our business, operations and financial results, any of which could be significantly impaired by the COVID-19 pandemic;

•	our ability to protect our intellectual property and other proprietary rights and technologies;

•	the impact of and our ability to adapt to changes in laws or regulations and policies;

•	the ability to secure any necessary regulatory approvals to commercialize any products;

S-iii

•	the rate and degree of market acceptance of any products developed through the application of bioengineering, including bioengineered fish;

•	our ability to retain and recruit key personnel;

•	the success of any of our future acquisitions or investments;

•	our expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing; and

•	other risks and uncertainties referenced under “Risk Factors” below and in any applicable free writing prospectus and any documents incorporated by reference herein and therein.

Forward-looking statements contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or in the documents that we reference herein and therein represent our views only as of the respective dates on which such statements were made. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date on which they were made.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein and the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Unless otherwise stated, all information contained in this prospectus supplement assumes or gives effect to no exercise by the underwriters of their over-allotment option.

Overview

AquaBounty is a leader in the field of land-based aquaculture and the use of technology for improving its productivity and sustainability. Our objective is to ensure the availability of high-quality seafood to meet global consumer demand, while addressing critical production constraints in the most popular farmed species. We are committed to feeding the world efficiently, sustainably and profitably. Aquaculture is the farming of aquatic organisms such as fish, shellfish, crustaceans, and aquatic plants. It involves cultivating freshwater or saltwater species under controlled conditions, as an alternative to the commercial harvesting of wild species of aquatic organisms. According to the Food and Agriculture Organization of the United Nations (“FAO”), aquaculture was a $250 billion industry in 2018, and we are targeting the $17 billion salmon farming segment of that industry.

Our GE Atlantic salmon is based upon proprietary salmon genetics and grows to harvest size faster than conventional Atlantic salmon. Our salmon was approved for production, sale, and consumption in the United States on November 19, 2015 by the Food and Drug Administration (“FDA”). This was followed by an approval from Health Canada for the production, sale, and consumption of our GE Atlantic salmon in Canada on May 19, 2016. On May 6, 2021, we received approval from Brazil’s National Biosafety Technical Commission for the sale and consumption of our GE Atlantic salmon in Brazil. Consequently, we have received approvals for our product from what we believe are three of the most respected and rigorous regulatory agencies in the world.

We farm our GE Atlantic salmon in land-based, recirculating aquaculture systems (“RAS”), which allow inland fish farms to be established close to major demand centers in a profitable and environmentally sustainable manner. We believe that our 25 years of experience growing salmon in land-based farms, coupled with the unique genetics of our faster-growing GE Atlantic salmon, provides us with a competitive advantage and an opportunity to establish multiple salmon farms throughout North America and the world.

We currently have two salmon farms in production – a 1,200 metric ton facility in Indiana and a 250 metric ton demonstration facility on Prince Edward Island. Our plans include the construction of a new 10,000 metric ton farm in Pioneer, Ohio and an additional three to four new 10,000 metric ton farms in North America at sites close to consumer consumption over the next seven-to-ten years. We are also pursuing regulatory approval for our GE Atlantic salmon in China and Israel, with the goal of entering those markets with local partners in the form of joint ventures or licensing arrangements. Additionally, we plan to utilize our expertise in biotechnology and RAS operations to enter complimentary areas of the aquaculture industry.

Our strategy is to continually strengthen our core capabilities, scale our business and pursue growth opportunities.

We have incurred significant losses since our inception. We expect to continue to incur significant losses for the foreseeable future, and we may never achieve or maintain profitability. For the fiscal years ended December 31, 2020, 2019, and 2018, we experienced net losses of $16.4 million, $13.2 million, and $10.4 million, respectively.

We were formed under the laws of the State of Delaware on December 17, 1991. Our principal executive offices are located at 2 Mill & Main Place, Suite 395, Maynard, Massachusetts 01754. Our telephone number is (978) 648-6000. On January 19, 2017, our common stock began trading on The Nasdaq Capital Market under the symbol “AQB.”

Recent Developments

In October 2021, the board of the Toledo-Lucas County Port Authority approved the issuance of up to $300 million in bonds (the “Port Authority Bond Offering”) to support the financing of our planned large-scale farm in Pioneer, Ohio, the project cost of which is expected to be in the range of $290 million to $320 million. We expect the Port Authority Bond Offering to close in the first quarter of 2022. There is no guarantee that we will be successful in raising the capital required for this project through the issuance of the bonds, or otherwise, and any such offering is subject to a number of risks and uncertainties, including those described in our most recent Quarterly Report on Form 10-Q.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter and our annual revenues are more than $100 million during the most recently completed fiscal year, or our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some, but not all, of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company” and “smaller reporting company.” We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies or smaller reporting companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations. In addition, our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that material weaknesses or significant deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as a “smaller reporting company” or an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

THE OFFERING

Common stock offered by the Selling Shareholders:	11,200,000 shares (or 12,880,000 shares if the underwriters’ over-allotment option is exercised in full).

Over-allotment option:	The Selling Shareholders have granted the underwriters an option to purchase additional shares of common stock equal to 15% of the shares in the offering at the public offering price per share of common stock set forth on the cover page hereto less the underwriting discounts and commission. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Common stock to be outstanding after this offering	71,025,738 Shares.

Use of proceeds:	The Selling Shareholders will receive all of the net proceeds from this offering and we will not receive any proceeds from the sale of our common stock by the Selling Shareholders pursuant to this prospectus supplement. See “Use of Proceeds” and “Selling Shareholders.”

Risk factors:	Investing in our common stock involves significant risks. See “Risk Factors” on page S-4 of this prospectus supplement and under similar headings in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

The Nasdaq Capital Market symbol:	“AQB”

The number of shares of common stock shown above to be outstanding after this offering is based on 71,025,738 shares outstanding as of September 30, 2021, and excludes:

•

663,425 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2021, with a weighted-average exercise price of $4.31 per share under our 2006 Equity Incentive Plan (as amended, the “2006 Plan”) and our 2016 Equity Incentive Plan (as amended, the “2016 Plan”);

•	916,516 shares of common stock reserved for future issuance under our 2016 Plan and 2006 Plan as of September 30, 2021; and

•	418,441 shares of our common stock issuable upon the exercise of warrants issued in January 2018 outstanding as of September 30, 2021, at an exercise price of $3.25 per share.

Except as otherwise indicated, the information in this prospectus supplement reflects or assumes the following:

•	no exercise of options or warrants outstanding as of September 30, 2021; and

•	no exercise by the underwriters of their option to purchase additional shares of our common stock in this offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed in this prospectus supplement, the accompanying prospectus and all of the other information contained or incorporated by reference herein or therein. You should also consider the risks, uncertainties, and assumptions discussed under “Part I—Item 1A—Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and “Part II—Item 1A—Risk Factors” in our Quarterly Reports on Form 10-Q, all of which are incorporated herein by reference, as they may be amended, supplemented, or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

Risks Relating to this Offering and our Common Stock

An active trading market for our common stock may not be sustained.

Although our common stock is currently traded on The Nasdaq Capital Market, an active trading market for our common stock may not be maintained. If an active market for our common stock is not maintained, it may be difficult for shareholders to sell shares of our common stock. An inactive trading market may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. We are unable to predict the effect that such sales may have on the prevailing price of our common stock.

Subject to certain exceptions described in the section titled “Underwriting,” we, our directors, executive officers, and the Selling Shareholders have entered into or will enter into lock-up agreements with the underwriters of this offering pursuant to which we and they have agreed, or will agree, that, subject to certain exceptions, we will not issue, and they will not dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our common stock for a period of 90 days after the date of this prospectus supplement. See the section titled “Underwriting” for more information. Sales of a substantial number of such shares upon expiration of, or the perception that such sales may occur, or early release of the securities subject to, the lock-up agreements, could cause our stock price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

The price of our shares of common stock is likely to be volatile.

The share price of publicly traded emerging companies can be highly volatile and subject to wide fluctuations. The prices at which our common stock is quoted and the prices which investors may realize will be influenced by a large number of factors, some specific to our company and operations and some that may affect the quoted biotechnology sector, or quoted companies generally. These factors could include variations in our operating results, publicity regarding the process of obtaining regulatory approval to commercialize our products, divergence in financial results from analysts’ expectations, changes in earnings estimates by stock market analysts, overall market or sector sentiment, legislative changes in our sector, the performance of our research and development programs, large purchases or sales of our common stock, currency fluctuations, legislative changes in the bioengineering environment, future sales of our common stock or the perception that such sales could occur and general economic conditions. Certain of these events and factors are outside of our control. Stock markets have from time to time experienced severe price and volume fluctuations, which, if recurring, could adversely affect the market prices for our common stock.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.

We may issue additional capital stock in the future that will result in dilution to all other stockholders. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

We do not anticipate paying cash dividends in the foreseeable future, and, accordingly, shareholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying cash dividends in the foreseeable future and intend to retain all of our future earnings, if any, to finance the operations, development, and growth of our business. There can be no assurance that we will have sufficient surplus under Delaware law to be able to pay any dividends at any time in the future. As a result, absent payment of dividends, only appreciation of the price of our common stock, which may never occur, will provide a return to shareholders. You may also have to sell some or all of your shares of our common stock in order to generate cash flow from your investment in us.

Randal J. Kirk and his affiliates’ significant share ownership position allows it to influence corporate matters.

Based on a Schedule 13D/A filed December 21, 2020, and information subsequently provided to the Company by Randal J. Kirk (“Mr. Kirk”) and Third Security, LLC (“Third Security”):

•

Entities controlled by Mr. Kirk, including Third Security and its affiliates, currently hold 18,217,665 shares of our common stock, or approximately 25.6% of our outstanding shares immediately prior to this offering or 7,017,665 shares of our common stock, or approximately 9.9% of our outstanding shares immediately following this offering;

•

Alana Kirk, a member of the Company’s Board of Directors, is married to Randal J. Kirk and has reported that she owns 5,967 shares of our common stock, which includes 3,808 shares of common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of September 30, 2021, in her own name, which is less than one percent of our outstanding shares; and

•

Based on these holdings, Mr. Kirk, Precigen’s Executive Chairman and Third Security’s Chief Executive Officer and Senior Managing Director, and Mrs. Kirk have each reported control over approximately 18,223,632 shares of our common stock, or approximately 25.7% of our outstanding shares immediately prior to this offering or 7,023,632 shares of our common stock, or approximately 9.9% of our outstanding shares immediately following this offering.

TS AquaCulture, LLC (“TS AquaCulture”) is managed by Third Security, and is successor-in-interest to Precigen, Inc. (“Precigen”) under the Relationship Agreement entered into by AquaBounty and Precigen dated as of December 5, 2012, as amended by the Letter Agreement entered into by AquaBounty and TS AquaCulture dated as of July 30, 2021 (as amended, the “Relationship Agreement”), which among other things, allows for representation on our Board proportional to the shareholding of Mr. Kirk and his affiliates, and provide such persons with certain registration rights. The Relationship Agreement will remain in effect until Mr. Kirk and his affiliates’ ownership percentage is reduced to 10% or below, which we anticipate will occur upon the closing of this offering.

If securities or industry analysts do not publish research or reports, or publish inaccurate or unfavorable research or reports about our business, our share price and trading volume could decline.

The U.S. trading market for our shares of common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If we obtain securities or industry analyst coverage, and one or more of the analysts who covers us downgrades our shares of common stock, changes their opinion of our shares, or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares of common stock could decrease, and we could lose visibility in the financial markets, which could cause our share price and trading volume to decline.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), compliance with any new requirements adopted by the Public Company Accounting Oversight Board, disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation not previously approved. Certain of these reduced reporting requirements and exemptions were also available to us due to the fact that we qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure and may present only two years of audited financial statements and related MD&A disclosure.

Under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), we will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the issuance, in any three-year period, by our company of more than $1.0 billion in non-convertible debt securities; and (4) December 1, 2023, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our shares of common stock to be less attractive because we may rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active trading market for our shares of common stock, and our share price may be more volatile.

Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

We may issue preferred stock with terms that could dilute the voting power or reduce the value of our common stock.

While we have no specific plan to issue preferred stock, our certificate of incorporation authorizes us to issue, without the approval of our shareholders, one or more series of preferred stock having such designation, relative powers, preferences (including preferences over our common stock respecting dividends and distributions), voting rights, terms of conversion or redemption, and other relative, participating, optional, or other special rights, if any, of the shares of each such series of preferred stock and any qualifications, limitations, or restrictions thereof, as our Board of Directors may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the common stock.

The financial reporting obligations of being a public company in the United States are expensive and time consuming and place significant additional demands on our management.

The obligations of being a public company in the United States place additional demands on our management and require significant expenditures, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act and the Dodd Frank Wall Street Reform and Consumer Protection Act; and the listing requirements for The Nasdaq Capital Market. Our management and other personnel devote a substantial amount of time to ensure that we comply with all of these requirements. Moreover, despite reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly, particularly if we were no longer to qualify as an emerging growth company. Any changes that we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all.

These rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These factors also could make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, particularly to serve on our Audit Committee and Compensation Committee, or as executive officers.

Our share price and our ability to raise additional funds may depend on our success in growing, or our perceived ability to grow, our AquAdvantage salmon successfully and profitably at commercial scale.

We have not yet demonstrated that we can grow our AquAdvantage salmon successfully or profitably at commercial scale. If we are unsuccessful in growing our salmon to harvest size, achieving our quality standards and selling the fish in the market at a profit from our commercial-scale facilities, or are perceived as being unable to do so prior to commercial-scale harvest and sale, we may lose credibility with the investor community and other funding sources, which may negatively impact our share price and our ability to raise additional funds.

There can be no assurance that additional funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient to enable us to continue to implement our business strategy.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of holders of our common stock will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of our common stock. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise additional funds through government or other third-party funding; marketing and distribution arrangements; or other collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs, or product candidates or to grant licenses on terms that may not be favorable to us.

There can be no assurance that we will be able to comply with the continued listing standards of The Nasdaq Capital Market.

Even though our common stock has been listed on The Nasdaq Capital Market, we cannot assure you that we will be able to comply with standards necessary to maintain a listing of our common stock on The Nasdaq Capital Market. Our failure to meet the continuing listing requirements may result in our common stock being delisted from The Nasdaq Capital Market.

Provisions in our corporate documents and Delaware law could have the effect of delaying, deferring or preventing a change in control of us, even if that change may be considered beneficial by some of our shareholders.

The existence of some provisions of our certificate of incorporation or our bylaws or Delaware law could have the effect of delaying, deferring or preventing a change in control of us that a shareholder may consider favorable. These provisions include:

•	providing that the number of members of our board is limited to a range fixed by our bylaws;

•	establishing advance notice requirements for nominations of candidates for election to our Board of Directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and

•	authorizing the issuance of “blank check” preferred stock, which could be issued by our Board of Directors to issue securities with voting rights and thwart a takeover attempt.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware. Section 203 prevents some shareholders holding more than 15% of our voting stock from engaging in certain business combinations unless the business combination or the transaction that resulted in the shareholder becoming an interested shareholder was approved in advance by our Board of Directors, results in the shareholder holding more than 85% of our voting stock (subject to certain restrictions), or is approved at an annual or special meeting of shareholders by the holders of at least 66 2/3% of our voting stock not held by the shareholder engaging in the transaction. Any provision of our certificate of incorporation or our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares of our common stock and affect the price that some investors are willing to pay for our common stock.

USE OF PROCEEDS

We are not selling any securities under this prospectus supplement and we will not receive any proceeds from the sale of the shares covered hereby. The net proceeds from the sale of the shares offered by this prospectus supplement will be received by the Selling Shareholders. The Selling Shareholders are paying our expenses in connection with this offering, as well as paying their own expenses and the underwriting discounts and commissions.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock. We adopted our Charter in connection with the registration of our common stock on the Nasdaq stock market, and this description summarizes the provisions included in such document, as well as those contained in our Amended and Restated Bylaws (our “Bylaws”). Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Charter and Bylaws, which have been filed with the SEC and are incorporated by reference into the registration statement of which this prospectus supplement is a part, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 80,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

As of September 30, 2021, there were 71,025,738 shares of our common stock outstanding, held by 259 stockholders of record, and no shares of our preferred stock outstanding. Included in the outstanding shares of our common stock are 67,632 shares of restricted stock that are subject to vesting requirements. Our board of directors is authorized, without stockholder approval except as required by the listing standards of The Nasdaq Capital Market, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. A majority of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote is required for any action by the shareholders except (a) as otherwise provided by law or the Third Amended and Restated Certificate of Incorporation and (b) that directors are to be elected by a plurality of the votes cast at elections. Holders of shares of our common stock do not have cumulative voting rights in the election of directors.

Our Third Amended and Restated Certificate of Incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting; that stockholders may not take any action by written consent in lieu of a meeting; that only the chairman of our Board of Directors, our chief executive officer, or a majority of the authorized number of directors may call special meetings of stockholders; and that only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Amended and Restated Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our common stock are, and the shares of our common stock to be issued by us pursuant to this offering will be, fully paid and non-assessable.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

We will fix the rights, preferences, and privileges of the preferred stock of each such series, as well as any qualifications, limitations, or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus supplement is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period, payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale, or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of certain United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve, or wind up our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve, or wind up our affairs; and

•	any other specific terms, preferences, rights, or limitations of, or restrictions on, the preferred stock.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Charter if the amendment would change the par value; the number of authorized shares of the class; or the powers, preferences, or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Outstanding Warrants

As of September 30, 2021, we had warrants outstanding and exercisable for 418,441 shares of our common stock (the “Outstanding Warrants”). Below is a summary of the Outstanding Warrants. The offering and sale of the Outstanding Warrants, and the shares of common stock underlying the Outstanding Warrants, were registered under our Registration Statement on Form S-1 (File No. 333-221435), filed with the SEC on November 8, 2017 and declared effective on January 12, 2018 (the “Prior Registration Statement”).

The material terms and provisions of the Outstanding Warrants are summarized below. The following description is subject to, and qualified in its entirety by, the form of Common Stock Purchase Warrant, which was filed as an exhibit to Amendment No. 2 to the Prior Registration Statement on January 9, 2018. You should review a copy of the form of Common Stock Purchase Warrant for a complete description of the terms and conditions applicable to the Outstanding Warrants.

Term

The Outstanding Warrants are exercisable upon issuance and for five years from the date of issuance but not thereafter.

Exercise Price

The exercise price of the Outstanding Warrants is $3.25 per share. The exercise price and number of shares of our common stock issuable upon the exercise of the Outstanding Warrants are subject to adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, reorganization, or similar transaction. The exercise price can also be lowered by us for any period of time, with the prior written consent of the holders of a majority in interest of the Outstanding Warrants then outstanding, unless prohibited by the listing rules of the exchange on which our common stock is listed.

Exercisability

The Outstanding Warrants are immediately exercisable upon issuance and are exercisable at any time during the term of the Outstanding Warrants. The Outstanding Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise.

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of any of the Outstanding Warrants. As to any fraction of a share that the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Outstanding Warrants or round up to the next whole share.

Transferability

Subject to applicable laws, any Outstanding Warrant may be transferred at the option of the holder thereof upon surrender of that Outstanding Warrant to us, together with the appropriate instruments of transfer, provided that we may require an opinion of counsel in connection with certain transfers.

Authorized Shares

During the period the Outstanding Warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the Outstanding Warrants upon the exercise of the Outstanding Warrants.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Outstanding Warrants, which include, generally, any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then, upon any subsequent exercise of an Outstanding Warrant, the holder shall have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of us, if we are the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Outstanding Warrant is exercisable immediately prior to such event. Any successor to us or surviving entity is obligated to assume the obligations under the Outstanding Warrants. In the event of certain fundamental transactions, the Company shall, at each Outstanding Warrant holder’s option, purchase such holder’s Outstanding Warrant by paying an amount in cash equal to the Black Scholes value of the remaining unexercised portion of such Outstanding Warrant.

Right as a Stockholder

Except as otherwise provided in the Outstanding Warrants or by virtue of a holder’s ownership of shares of our common stock, the holders of the Outstanding Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Outstanding Warrants.

Waiver and Amendments

The terms of any Outstanding Warrant, other than a lowering of the exercise price as described above, may be amended or waived with our written consent and the written consent of the holder of such Outstanding Warrant.

Beneficial Ownership Limitation

Subject to limited exceptions, a holder of an Outstanding Warrant will not have the right to exercise any portion thereof if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon notice to us, the holder may increase or decrease the Beneficial Ownership Limitation; and, provided further, that in no event shall the Beneficial Ownership Limitation exceed 9.99% and in no event shall any increase in the Beneficial Ownership Limitation be effective until 61 days following notice of such increase from the holder to us.

Registration Rights

Other than those rights set forth in the Letter Agreement between the Company, TS Aquaculture LLC and the Selling Shareholders dated July 31, 2021, which is described below under the heading “Selling Shareholders – Letter Agreement”, there are no rights with regard to registration under the Securities Act of 1933 of our common stock or preferred stock.

Anti-Takeover Provisions

The provisions of Delaware law, our Charter, and our Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions

Our Charter and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

•

Board of Directors Vacancies. Our Charter and Bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

•

Stockholder Action; Special Meeting of Stockholders. Our Charter provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Our Bylaws further provide that special meetings of our stockholders may be called only by the Chairman of our board of directors or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

•

Removal of Directors. Our Charter provides that stockholders may remove directors for cause only by affirmative vote of a majority of the voting power of the outstanding voting stock and without cause only by affirmative vote of two-thirds of the voting power of our then-outstanding voting stock.

•

Amendment of Charter or Bylaw Provisions. Any amendment of the above provisions in our Charter or Bylaws would require approval by holders of at least two-thirds of the voting power of our then-outstanding voting stock.

•

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “AQB.”

SELLING SHAREHOLDERS

This prospectus supplement relates to the resale by the stockholders named herein, who we refer to in this prospectus supplement as the “Selling Shareholders,” of 11,200,000 shares of our common stock.

We will not receive any proceeds from the resale of the common stock by the Selling Shareholders. We prepared this prospectus supplement to permit the Selling Shareholders and their pledgees, donees, transferees, or other successors-in interest that receive their shares after the date of this prospectus supplement to resell or otherwise dispose of the shares in the manner contemplated under “Underwriting” herein.

To our knowledge, the Selling Shareholders have not had any position with, held any office of, or had any other material relationship with us during the past three years, except as described (i) in this prospectus supplement, including in the footnotes to the table below and under “—Letter Agreement” below, (ii) in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 9, 2021, which information is incorporated herein by reference, (iii) in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2021, including the Relationship Agreement to which we and TS AquaCulture LLC are party and certain director designation rights of TS AquaCulture, described therein under “Related-Party Transactions, Policies and Procedures” and “Board Composition; Director Designation Rights,” which information is incorporated herein by reference and (iv) in the other documents incorporated herein by reference. This prospectus supplement has been filed pursuant to approval from the disinterested and independent members of the Audit Committee of our Board of Directors, in compliance with our policies and procedures on related-party transactions

The following table sets forth the information about the Selling Shareholders, including the number of shares of our common stock beneficially owned by such Selling Shareholders immediately prior to the date of this prospectus supplement and as adjusted to reflect the sale of shares of common stock by the selling shareholders as set forth on the cover page of this prospectus supplement. Unless otherwise indicated in the footnotes below, we believe that the Selling Shareholders have sole voting and investment power with respect to all shares beneficially owned. The information set forth below is based upon information obtained from the Selling Shareholders and assumes that no additional shares of our common stock are subsequently bought or sold by the Selling Shareholders. The percentages of shares owned are based on 71,025,738 shares of our common stock outstanding as of September 30, 2021.

The Shares may be sold by the Selling Shareholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their Shares or by other successors in interest.

	Beneficial Ownership Prior to the Offering		Base Shares Offered by this Prospectus Supplement	Maximum Number to be Sold Assuming Full Exercise of the Underwriters’ Option	Beneficial Ownership After the Offering
Name	Number of Shares	Percent of Outstanding Common Stock			Number of Shares	Percent of Outstanding Common Stock	Assuming Full Exercise of the Underwriters’ Option	Percentage of Outstanding Common Stock Assuming Full Exercise of Underwriters’ Option
R.J. Kirk Declaration of Trust (2)	6,707,938	9.4%	4,123,958	4,742,552	2,583,980	3.6%	1,965,386	2.8%
JPK 2008, LLC (2)	394,081	*	242,276	278,618	151,805	*	115,463	*
MGK 2008, LLC (2)	394,793	*	242,714	279,121	152,079	*	115,672	*
ZSK 2008, LLC (2)	396,062	*	243,494	280,018	152,568	*	116,044	*
JPK 2009, LLC (2)	1,130,803	1.6%	852,585	980,473	278,218	*	150,330	*
MGK 2009, LLC (2)	1,162,189	1.6%	871,881	1,002,663	290,308	*	159,526	*
ZSK 2009, LLC (2)	77,032	*	47,358	54,462	29,674	*	22,570	*
ADC 2010, LLC (2)	3,199	*	1,967	2,262	1,232	*	937	*
MGK 2011, LLC (2)	352,733	*	216,856	249,384	135,877	*	103,349	*
JPK 2012, LLC (2)	628,993	*	386,697	444,702	242,296	*	184,291	*
Kellie L Banks (2009) Long Term Trust (2)	75,004	*	46,112	53,028	28,892	*	21,97	*
Sunset 2020, LLC (2)	6,038,838	8.5%	3,712,605	4,269,495	2,326,233	3.3%	1,769,343	2.5%
Kapital Joe, LLC (2)	95,177	*	58,514	67,291	36,663	*	27,886	*
Lotus Capital (2000) Company, Inc. (2)	20	*	12	14	8	*	6	*
Third Security Staff 2001 LLC (2)	4,659	*	2,864	3,294	1,795	*	1,365	*
Third Security Senior Staff 2006 LLC (2)	1,770	*	1,088	1,251	682	*	519	*
Third Security Staff 2006 LLC (2)	885	*	544	626	341	*	259	*
Third Security Incentive 2006 LLC (2)	295	*	181	209	114	*	86	*
Third Security Senior Staff 2007 LLC (2)	74,765	*	45,965	52,859	28,800	*	21,906	*
Third Security Staff 2007 LLC (2)	37,383	*	22,983	26,430	14,400	*	10,953	*
Third Security Incentive 2007 LLC (2)	12,461	*	7,661	8,810	4,800	*	3,651	*
Third Security Senior Staff 2008 LLC (2)	46,287	*	28,998	33,347	17,289	*	12,940	*
Third Security Staff 2009 LLC (2)	20,712	*	12,733	14,644	7,979	*	6,068	*
Third Security Incentive 2009 LLC (2)	10,358	*	6,368	7,323	3,990	*	3,035	*
Third Security Staff 2010 LLC (2)	25,575	*	15,723	18,082	9,852	*	7,943	*
Third Security Incentive 2010 LLC (2)	12,789	*	7,863	9,042	4,926	*	3,747	*

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

This table is based upon information supplied by the Selling Shareholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Applicable percentages for the Common Stock are based on the 71,025,738 shares of Common Stock outstanding on September 30, 2021.

(2)

Randal J. Kirk exercises voting and dispositive control over these shares of Common Stock. Based on these holdings, Mr. Kirk, Third Security’s Chairman and Senior Managing Director has reported control over approximately 25.7% of our outstanding shares. Mr. Kirk disclaims beneficial ownership of shares owned by the Selling Shareholders except to the extent of any pecuniary interest therein.

Letter Agreement

We, TS Aquaculture LLC and the Selling Shareholders are party to a Letter Agreement dated as of July 31, 2021 that requires that we file a registration statement to register the shares of Common Stock held by the Selling Shareholders and keep it effective for a period of not less than 24 months. TS Aquaculture LLC agreed to pay all expenses incurred in connection with such registration statements. We and TS Aquaculture LLC also agreed to modify the terms of the Relationship Agreement by and between us and TS Aquaculture LLC as successor in interest to Intrexon Corporation (the “Relationship Agreement”) so as to restrict assignments of the rights of TS Aquaculture LLC thereunder. TS Aquaculture is affiliated with the Selling Shareholders and has appointed three members of our board pursuant to the Relationship Agreement. Pursuant to the terms of the Relationship Agreement, such board representation rights terminate when Mr. Kirk and his affiliates’ ownership percentage is reduced to 10% or below, which we anticipate will occur upon the closing of this offering.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of certain U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation or any other foreign organization taxable as a corporation for U.S. federal income tax purposes; or

•	a foreign estate or trust, the income of which is not subject to U.S. federal income tax on a net income basis.

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences to a non-U.S. holder of the ownership or disposition of our common stock. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, which generally consists of property held for investment.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any estate or gift tax, U.S. state, local or non-U.S. taxes, the alternative minimum tax, the Medicare tax on net investment income, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt or governmental organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies;

•	pension plans;

•	controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“qualified foreign pension funds,” or entities wholly owned by a “qualified foreign pension fund”;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates.

This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock for each non-U.S. holder’s individual circumstances.

Distributions on our common stock

Distributions, if any, on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any distributions in excess of the holder’s tax basis will be treated as capital gain, subject to the tax treatment described below in “Gain on sale or other taxable disposition of our common stock.” Any such distributions will also be subject to the discussions below under the sections titled “Backup withholding and information reporting” and “Withholding and information reporting requirements-FATCA.”

Subject to the discussion in the following two paragraphs in this section, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the U.S. and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the U.S., are generally exempt from the 30% withholding tax described above if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the U.S. and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) to the applicable withholding agent and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS.

Gain on sale or other taxable disposition of our common stock

Subject to the discussions below under “Backup withholding and information reporting” and “Withholding and information reporting requirements-FATCA,” a non-U.S. holder generally will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale or other taxable disposition of shares of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed-base maintained by such non-U.S. holder in the U.S., in which case the non-U.S. holder generally will be taxed on a net income basis at the U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on our common stock” also may apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the U.S.), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

we are, or have been, at any time during the five-year period preceding such sale or other taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. If we are a U.S. real property holding corporation, then a purchaser may be required to withhold 15% of the proceeds payable to a non-U.S. holder from a sale of our common stock, and the non-U.S. holder generally will be taxed on his, her or its gain derived from the disposition of our common stock at the U.S. federal income tax rates applicable to a U.S. person (as defined in the Code). Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. We also believe that our common stock is currently regularly traded on an established securities market for purposes of the rules described above, although no assurance can be provided that this will continue to be the case.

Backup withholding and information reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock, generally by providing an applicable IRS Form W-8. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Distributions on our common stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding (at a 24% rate) will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies his, her or its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

Withholding and information reporting requirements-FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on our common stock paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Such withholding may also apply to payments of proceeds of sales or other dispositions of our common stock, although under recently proposed U.S. Treasury Regulations no withholding would apply to payments of gross proceeds. The preamble to the proposed regulations specifies that taxpayers (including withholding agents) are permitted to rely on the proposed regulations pending finalization. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult his, her or its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

The Selling Shareholders are offering the shares of common stock described in this prospectus supplement through the underwriters listed below. Oppenheimer & Co. Inc. (“Oppenheimer”) and Lake Street Capital Markets, LLC (“Lake Street”) are acting as joint book-running managers of this offering and representatives of the underwriters. The underwriters named below have agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite their names below from the Selling Shareholders. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriter	Number of Shares
Oppenheimer & Co. Inc.	6,720,000
Lake Street Capital Markets, LLC	4,480,000
Total	11,200,000

The underwriters have advised us that they propose to offer the shares of common stock to the public at a price of $2.10 per share. The underwriters propose to offer the shares of common stock to certain dealers at the same price, less a concession of not more than $0.0693 per share. After the offering, these figures may be changed by the underwriters.

The shares sold in this offering are expected to be ready for delivery on or about November 23, 2021, against payment in immediately available funds. The underwriters may reject all or part of any order.

The Selling Shareholders have granted to the underwriters an option to purchase up to an additional 1,680,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option at any time and from time to time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option from the Selling Shareholders.

The table below summarizes the underwriting discounts that the Selling Shareholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

The Selling Shareholders have agreed to pay up to $75,000 of the fees and expenses of the underwriters, which may include the fees and expenses of counsel to the underwriters. The fees and expenses of the underwriters that the Selling Shareholders have agreed to reimburse are not included in the underwriting discounts set forth in the table below.

Except as disclosed in this prospectus supplement, the underwriters have not received and will not receive from us or the Selling Shareholders any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110. The underwriting discount and reimbursable expenses the underwriters will receive were determined through arms’ length negotiations between us and the underwriters.

	Per Share	Total with no Over- Allotment	Total with Over- Allotment
Underwriting discount to be paid by the Selling Shareholders	$0.1155	$1,293,600	$1,487,640

The Selling Shareholders will pay all of the expenses of the offering, including any underwriting discounts and commissions. We estimate that the total expenses with respect to the offering, excluding underwriting discounts and commissions, will be approximately $260,000. This includes $75,000 of fees and expenses of the underwriters in respect of this offering.

We and the Selling Shareholders also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

We, each of our directors and officers, and certain of our stockholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Oppenheimer and Lake Street for a period of 90 days after the date of this prospectus supplement. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by Oppenheimer and Lake Street.

Price Stabilization, Short Positions, and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than the Selling Shareholders have sold to the underwriters. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market-making transactions in our common stock on the Nasdaq Capital Market. Passive market-making consists of displaying bids on the Nasdaq Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market-making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

None of we, the Selling Shareholders nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of we, the Selling Shareholders nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriters may facilitate the marketing of this offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and the prospectus supplement and accompanying prospectus online and place orders online or through their financial advisors.

Electronic Offer, Sale, and Distribution

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of securities for sale to its online brokerage customers. An electronic prospectus supplement and accompanying prospectus is available on the Internet websites maintained by any such underwriter. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the websites of the underwriters is not part of this prospectus supplement or the accompanying prospectus.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “AQB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Selling Restrictions

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA and its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA and its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.

Neither this prospectus supplement nor the accompanying prospectus constitutes a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), nor do they purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to ainvestors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document that complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions. This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Goodwin Procter LLP, Boston, Massachusetts, will pass upon the validity of the securities being offered by this prospectus supplement. Faegre Drinker Biddle & Reath LLP is representing the underwriters in connection with this offering. Troutman Pepper Hamilton Sanders LLP is representing the Selling Shareholders in connection with this offering.

EXPERTS

The financial statements of the Company, incorporated in this prospectus supplement by reference from the Company’s Annual Reports on Form 10-K as of and for the years ended December 31, 2020 and 2019, have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference, the statements made in the accompanying prospectus or other information are deemed modified or superseded by the statements made in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement (other than information deemed furnished pursuant to Items 2.02 and 7.01 of Form 8-K). The documents we are incorporating by reference are:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 9, 2021, and our definitive proxy statement on Schedule 14A (with respect to those portions specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020), which was filed with the SEC on April 21, 2021;

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 4, 2021, our Quarterly Reporet on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 4, 2021 and our Quarterly Reporet on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 4, 2021;

•

our Current Reports on Form 8-K filed with the SEC on February 5, 2021, February 8, 2021, March 2, 2021, March 9, 2021, May 4, 2021, May 10, 2021, May 28, 2021, July 7, 2021, July 29, 2021, August  4, 2021, September  10, 2021, November  2, 2021, November  4 and November 15, 2021 (except that, with respect to each of the foregoing Current Reports, any portions thereof which are furnished and not filed shall not be deemed incorporated by reference into this prospectus supplement); and

•

the description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 9, 2021 (including any further amendment or reports filed with the SEC for the purpose of updating such description).

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement, but not delivered with the prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates. You should direct written requests to Corporate Secretary, AquaBounty Technologies, Inc., 2 Mill & Main Place, Suite 395, Maynard Massachusetts 01754, Telephone: (978) 648-6000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and other reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the offering of these securities. This prospectus supplement omits some information set forth in the registration statement in accordance with SEC rules and regulations. The registration statement, including the attached exhibits, contains additional relevant information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings.

The registration statement and the documents referred to above under “Incorporation of Certain Information by Reference” are also available on our Internet website, www.aquabounty.com. We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this prospectus supplement.

PROSPECTUS

18,219,824 Shares

Common Stock

Offered by the Selling Shareholders

This prospectus relates solely to the proposed resale or other disposition, from time to time, of up to 18,219,824 shares of common stock, $0.001 par value per share (the “Shares”), of AquaBounty Technologies, Inc. (the “Company,” “we” or “us”) by the selling shareholders (the “Selling Shareholders”) identified in this prospectus. See “Selling Shareholders.” The registration of the Shares does not require the Selling Shareholders to sell any of the Shares nor does it require us to issue any securities. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

The Selling Shareholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Shareholders may sell their Shares hereunder following the effective date of the registration statement of which this prospectus forms a part. The Selling Shareholders from time to time may offer and sell the shares held by them on any national securities exchange or quotation service on which the securities maybe listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, as described in more detail in this prospectus. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation, and any over-allotment options held by them will be described in the applicable prospectus supplement. See the section titled “Plan of Distribution.”

We will not receive any proceeds from the sale of the shares by the Selling Shareholders.

Our common stock is listed on The Nasdaq Capital Market under the symbol “AQB.” On August 19, 2021, the last reported sale price of our common stock as reported on The Nasdaq Capital Market was $4.18 per share.

We are an “emerging growth company” as that term is used in the Jumpstart our Business Startups Act of 2012 and, as such, have elected to avail ourselves of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” contained in this prospectus beginning on page 7 and any applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 20, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, at any time and from time to time, offer and sell the shares described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the shares the Selling Shareholders we may offer. Each time the Selling Shareholders sell our shares using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add to, update, or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. This prospectus, together with any accompanying prospectus supplement, contains important information you should know before investing in our securities, including important information about us and the securities being offered. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC, to the extent incorporated by reference, will automatically update and supersede this information. See “Incorporation of Certain Information by Reference” on page 20 of this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 21 of this prospectus.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered; the initial public offering price; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus relating to a particular offering. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement, and any related free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. If anyone provides you with different, additional or inconsistent information, you should not rely on it. We do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither this prospectus nor any prospectus supplement nor any related free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

You should read the entire prospectus and any prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference into this prospectus, any prospectus supplement, or any related free writing prospectus, before making an investment decision. Neither the delivery of this prospectus, any prospectus supplement, or any free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement, or any document incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of securities. Our business, financial condition, results of operations, and prospects may have changed materially since those dates.

Unless otherwise specified or the context requires otherwise, the terms “AquaBounty Technologies,” “AquaBounty,” “the Company,” “we,” “us,” and “our company” mean AquaBounty Technologies, Inc. and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial or operating performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “continue,” “could,” “intends,” “target,” “projects,” “contemplates,” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect our results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, and under the heading “Risk Factors” in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference herein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

In particular, forward-looking statements in this prospectus and in the documents that we reference herein include statements about:

•	the anticipated benefits and characteristics of our genetically engineered (“GE”) Atlantic Salmon product;

•	the implementation and likelihood of achieving the business plan, future revenue, and operating results;

•	our plans for (including without limitation, projected costs, locations and third-party involvement) and the timing of the development of new farms and the output of those farms;

•	developments concerning our research projects;

•	our expectations regarding our ability to successfully enter new markets or develop additional products;

•	our competitive position and developments and projections relating to our competitors and our industry;

•	expectations regarding anticipated operating results;

•	our cash position and ability to raise additional capital to finance our activities;

•	the impact of the evolving COVID-19 pandemic (the “COVID-19 pandemic”) on our business, operations and financial results, any of which could be significantly impaired by the COVID-19 pandemic;

•	our ability to protect our intellectual property and other proprietary rights and technologies;

•	the impact of and our ability to adapt to changes in laws or regulations and policies;

•	the ability to secure any necessary regulatory approvals to commercialize any products;

•	the rate and degree of market acceptance of any products developed through the application of bioengineering, including bioengineered fish;

•	our ability to retain and recruit key personnel;

•	the success of any of our future acquisitions or investments;

•	our expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing; and

•	other risks and uncertainties referenced under “Risk Factors” below and in any applicable prospectus supplement and any documents incorporated by reference herein and therein.

Forward-looking statements contained in this prospectus or in the documents that we reference herein represent our views only as of the respective dates on which such statements were made. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date on which they were made.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus and any applicable prospectus supplement carefully, including the “Risk Factors” contained in this prospectus, any applicable prospectus supplement, and the documents incorporated by reference herein and therein and the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Overview

AquaBounty is a leader in the field of land-based aquaculture and the use of technology for improving its productivity and sustainability. Our objective is to ensure the availability of high-quality seafood to meet global consumer demand, while addressing critical production constraints in the most popular farmed species. We are committed to feeding the world efficiently, sustainably and profitably. Aquaculture is the farming of aquatic organisms such as fish, shellfish, crustaceans, and aquatic plants. It involves cultivating freshwater or saltwater species under controlled conditions, as an alternative to the commercial harvesting of wild species of aquatic organisms. According to the Food and Agriculture Organization of the United Nations (“FAO”), aquaculture was a $250 billion industry in 2018, and we are targeting the $17 billion salmon farming segment of that industry.

Our GE Atlantic salmon is based upon proprietary salmon genetics and grows to harvest size faster than conventional Atlantic salmon. Our salmon was approved for production, sale, and consumption in the United States on November 19, 2015 by the Food and Drug Administration (“FDA”). This was followed by an approval from Health Canada for the production, sale, and consumption of our GE Atlantic salmon in Canada on May 19, 2016. On May 6, 2021, we received approval from Brazil’s National Biosafety Technical Commission for the sale and consumption of our GE Atlantic salmon in Brazil. Consequently, we have received approvals for our product from what we believe are three of the most respected and rigorous regulatory agencies in the world.

We farm our GE Atlantic salmon in land-based, recirculating aquaculture systems (“RAS”), which allow inland fish farms to be established close to major demand centers in a profitable and environmentally sustainable manner. We believe that our 25 years of experience growing salmon in land-based farms, coupled with the unique genetics of our faster-growing GE Atlantic salmon, provides us with a competitive advantage and an opportunity to establish multiple salmon farms throughout North America and the world.

We currently have two salmon farms in production – a 1,200 metric ton facility in Indiana and a 250 metric ton demonstration facility on Prince Edward Island. Our plans include the construction of a new 10,000 metric ton farm in the Midwest United States during the next eighteen months and an additional three to four new 10,000 metric ton farms in North America at sites close to consumer consumption over the next seven-to-ten years. We are also pursuing regulatory approval for our GE Atlantic salmon in China and Israel, with the goal of entering those markets with local partners in the form of joint ventures or licensing arrangements. Additionally, we plan to utilize our expertise in biotechnology and RAS operations to enter complimentary areas of the aquaculture industry.

Our strategy is to continually strengthen our core capabilities, scale our business and pursue growth opportunities.

We have incurred significant losses since our inception. We expect to continue to incur significant losses for the foreseeable future, and we may never achieve or maintain profitability. For the fiscal years ended December 31, 2020, 2019, and 2018, we experienced net losses of $16.4 million, $13.2 million, and $10.4 million, respectively.

We were formed under the laws of the State of Delaware on December 17, 1991. Our principal executive offices are located at 2 Mill & Main Place, Suite 395, Maynard, Massachusetts 01754. Our telephone number is (978) 648-6000. On January 19, 2017, our common stock began trading on The Nasdaq Capital Market under the symbol “AQB.”

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter and our annual revenues are more than $100 million during the most recently completed fiscal year, or our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some, but not all, of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company” and “smaller reporting company.” We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies or smaller reporting companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations. In addition, our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that material weaknesses or significant deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as a “smaller reporting company” or an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

THE OFFERING

Common stock offered for the Selling Shareholders:	18,219,824 shares.

Use of proceeds:	We will not receive any proceeds from the sale of our common stock by the Selling Shareholders pursuant to this prospectus. See “Use of Proceeds” and “Selling Shareholders.”

Plan of Distribution:	The Selling Shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the common stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk factors:	Investing in our common stock involves significant risks. See “Risk Factors” on page 7 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

The Nasdaq Capital Market symbol:	“AQB”

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed in the section titled “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties, and assumptions discussed under “Part I—Item 1A—Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and “Part II—Item 1A—Risk Factors” in our Quarterly Reports on Form 10-Q, all of which are incorporated herein by reference, as they may be amended, supplemented, or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

USE OF PROCEEDS

We are registering the resale of these shares of common stock by the Selling Shareholders. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares covered hereby. The net proceeds from the sale of the shares offered by this prospectus will be received by the Selling Shareholders.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock. We adopted our Charter in connection with the registration of our common stock on the Nasdaq stock market, and this description summarizes the provisions included in such document, as well as those contained in our Amended and Restated Bylaws (our “Bylaws”). Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Charter and Bylaws, which have been filed with the SEC and are incorporated by reference into the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 80,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

As of June 30, 2021, there were 71,025,738 shares of our common stock outstanding, held by 303 stockholders of record, and no shares of our preferred stock outstanding. Included in the outstanding shares of our common stock are 70,163 shares of restricted stock that are subject to vesting requirements. Our board of directors is authorized, without stockholder approval except as required by the listing standards of The Nasdaq Capital Market, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. A majority of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote is required for any action by the shareholders except (a) as otherwise provided by law or the Third Amended and Restated Certificate of Incorporation and (b) that directors are to be elected by a plurality of the votes cast at elections. Holders of shares of our common stock do not have cumulative voting rights in the election of directors.

Our Third Amended and Restated Certificate of Incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting; that stockholders may not take any action by written consent in lieu of a meeting; that only the chairman of our Board of Directors, our chief executive officer, or a majority of the authorized number of directors may call special meetings of stockholders; and that only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Amended and Restated Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our common stock are, and the shares of our common stock to be issued by us pursuant to this offering will be, fully paid and non-assessable.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

We will fix the rights, preferences, and privileges of the preferred stock of each such series, as well as any qualifications, limitations, or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period, payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale, or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of certain United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve, or wind up our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve, or wind up our affairs; and

•	any other specific terms, preferences, rights, or limitations of, or restrictions on, the preferred stock.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Charter if the amendment would change the par value; the number of authorized shares of the class; or the powers, preferences, or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Outstanding Warrants

As of June 30, 2021, we had warrants outstanding and exercisable for 418,441 shares of our common stock (the “Outstanding Warrants”). Below is a summary of the Outstanding Warrants. The offering and sale of the Outstanding Warrants, and the shares of common stock underlying the Outstanding Warrants, were registered under our Registration Statement on Form S-1 (File No. 333-221435), filed with the SEC on November 8, 2017 and declared effective on January 12, 2018 (the “Prior Registration Statement”).

The material terms and provisions of the Outstanding Warrants are summarized below. The following description is subject to, and qualified in its entirety by, the form of Common Stock Purchase Warrant, which was filed as an exhibit to Amendment No. 2 to the Prior Registration Statement on January 9, 2018. You should review a copy of the form of Common Stock Purchase Warrant for a complete description of the terms and conditions applicable to the Outstanding Warrants.

Term

The Outstanding Warrants are exercisable upon issuance and for five years from the date of issuance but not thereafter.

Exercise Price

The exercise price of the Outstanding Warrants is $3.25 per share. The exercise price and number of shares of our common stock issuable upon the exercise of the Outstanding Warrants are subject to adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, reorganization, or similar transaction. The exercise price can also be lowered by us for any period of time, with the prior written consent of the holders of a majority in interest of the Outstanding Warrants then outstanding, unless prohibited by the listing rules of the exchange on which our common stock is listed.

Exercisability

The Outstanding Warrants are immediately exercisable upon issuance and are exercisable at any time during the term of the Outstanding Warrants. The Outstanding Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise.

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of any of the Outstanding Warrants. As to any fraction of a share that the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Outstanding Warrants or round up to the next whole share.

Transferability

Subject to applicable laws, any Outstanding Warrant may be transferred at the option of the holder thereof upon surrender of that Outstanding Warrant to us, together with the appropriate instruments of transfer, provided that we may require an opinion of counsel in connection with certain transfers.

Authorized Shares

During the period the Outstanding Warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the Outstanding Warrants upon the exercise of the Outstanding Warrants.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Outstanding Warrants, which include, generally, any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then, upon any subsequent exercise of an Outstanding Warrant, the holder shall have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of us, if we are the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Outstanding Warrant is exercisable immediately prior to such event. Any successor to us or surviving entity is obligated to assume the obligations under the Outstanding Warrants. In the event of certain fundamental transactions, the Company shall, at each Outstanding Warrant holder’s option, purchase such holder’s Outstanding Warrant by paying an amount in cash equal to the Black Scholes value of the remaining unexercised portion of such Outstanding Warrant.

Right as a Stockholder

Except as otherwise provided in the Outstanding Warrants or by virtue of a holder’s ownership of shares of our common stock, the holders of the Outstanding Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Outstanding Warrants.

Waiver and Amendments

The terms of any Outstanding Warrant, other than a lowering of the exercise price as described above, may be amended or waived with our written consent and the written consent of the holder of such Outstanding Warrant.

Beneficial Ownership Limitation

Subject to limited exceptions, a holder of an Outstanding Warrant will not have the right to exercise any portion thereof if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon notice to us, the holder may increase or decrease the Beneficial Ownership Limitation; and, provided further, that in no event shall the Beneficial Ownership Limitation exceed 9.99% and in no event shall any increase in the Beneficial Ownership Limitation be effective until 61 days following notice of such increase from the holder to us.

Registration Rights

Other than those rights set forth in the Letter Agreement between the Company, TS Aquaculture LLC and the Selling Shareholders dated July 31, 2021, which is described below under the heading “Selling Shareholders – Letter Agreement”, there are no rights with regard to registration under the Securities Act of 1933 of our common stock or preferred stock.

Anti-Takeover Provisions

The provisions of Delaware law, our Charter, and our Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions

Our Charter and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

•

Board of Directors Vacancies. Our Charter and Bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

•

Stockholder Action; Special Meeting of Stockholders. Our Charter provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Our Bylaws further provide that special meetings of our stockholders may be called only by the Chairman of our board of directors or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

•

Removal of Directors. Our Charter provides that stockholders may remove directors for cause only by affirmative vote of a majority of the voting power of the outstanding voting stock and without cause only by affirmative vote of two-thirds of the voting power of our then-outstanding voting stock.

•

Amendment of Charter or Bylaw Provisions. Any amendment of the above provisions in our Charter or Bylaws would require approval by holders of at least two-thirds of the voting power of our then-outstanding voting stock.

•

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “AQB.”

SELLING SHAREHOLDERS

This prospectus relates to the possible resale from time to time by the stockholders named herein, who we refer to in this prospectus as the “Selling Shareholders,” of up to an aggregate maximum amount of 18,219,824 shares of our common stock in one or more offerings, subject to market conditions and prices, liquidity objectives and other investment considerations.

We will not receive any proceeds from the resale of the common stock by the Selling Shareholders. We are registering the above-referenced Shares to permit the Selling Shareholders and their pledgees, donees, transferees, or other successors-in interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” herein. The Selling Shareholders are under no obligation to resell all or any portion of such Shares, nor are the Selling Shareholders obligated to resell any Shares immediately, under this prospectus.

To our knowledge, the Selling Shareholders have not had any position with, held any office of, or had any other material relationship with us during the past three years, except as described (i) in this prospectus, including in the footnotes to the table below and under “—Letter Agreement” below, (ii) in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 9, 2021, which information is incorporated herein by reference, (iii) in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2021, including the Relationship Agreement to which we and TS AquaCulture LLC are party and certain director designation rights of TS AquaCulture, described therein under “Related-Party Transactions, Policies and Procedures” and “Board Composition; Director Designation Rights,” which information is incorporated herein by reference and (iv) in the other documents incorporated herein by reference. This prospectus has been filed pursuant to approval from the disinterested and independent members of the Audit Committee of our Board of Directors, in compliance with our policies and procedures on related-party transactions

The following table sets forth the information about the Selling Shareholders, including the number of shares of our common stock beneficially owned by such Selling Shareholders immediately prior to the date of this prospectus. Unless otherwise indicated in the footnotes below, we believe that the Selling Shareholders have sole voting and investment power with respect to all shares beneficially owned. The information set forth below is based upon information obtained from the Selling Shareholders and assumes that no additional shares of our common stock are subsequently bought or sold by the Selling Shareholders. The percentages of shares owned are based on 71,025,738 shares of our common stock outstanding as of June 30, 2021.

The Shares may be sold by the Selling Shareholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their Shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all Shares offered by each of the Selling Shareholders. The Selling Shareholders are under no obligation to resell all or any portion of such Shares, nor are the Selling Shareholders obligated to resell any Shares immediately, under this prospectus. The Selling Shareholders may sell less than all of the Shares listed in the table. In addition, the Shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of Shares the Selling Shareholders will sell under this prospectus

	Beneficial Ownership Prior to the Date of this Prospectus		Beneficial Ownership Assuming the Sale of All Shares registered pursuant to this Prospectus
Name	Number of Shares	Percent of Outstanding Common Stock	Number of Shares	Percent of Outstanding Common Stock
R.J. Kirk Declaration of Trust (2)	6,707,938	9.444%	—	*
Alana D. Kirk (2)	2,159	*	—	*
JPK 2008, LLC (2)	394,081	*	—	*
MGK 2008, LLC (2)	394,793	*	—	*
ZSK 2008, LLC (2)	396,062	*	—	*
JPK 2009, LLC (2)	1,130,803	1.592%	—	*
MGK 2009, LLC (2)	1,162,189	1.636%	—	*
ZSK 2009, LLC (2)	77,032	*	—	*
ADC 2010, LLC (2)	3,199	*	—	*
MGK 2011, LLC (2)	352,733	*	—	*
JPK 2012, LLC (2)	628,993	*	—	*
Kellie L Banks (2009) Long Term Trust (2)	75,004	*	—	*
Sunset 2020, LLC (2)	6,038,838	8.502%	—	*
Kapital Joe, LLC (2)	99,537	*	—	*
Lotus Capital (2000) Company, Inc. (2)	20	*	—	*
Third Security Staff 2001 LLC (2)	4,659	*	—	*
Third Security Senior Staff 2006 LLC (2)	1,770	*	—	*
Third Security Staff 2006 LLC (2)	885	*	—	*
Third Security Incentive 2006 LLC (2)	295	*	—	*
Third Security Senior Staff 2007 LLC (2)	74,765	*	—	*
Third Security Staff 2007 LLC (2)	37,383	*	—	*
Third Security Incentive 2007 LLC (2)	12,461	*	—	*
Third Security Senior Staff 2008 LLC (2)	44,543	*	—	*
Third Security Staff 2009 LLC (2)	20,712	*	—	*
Third Security Incentive 2009 LLC (2)	10,358	*	—	*
Third Security Staff 2010 LLC (2)	23,831	*	—	*
Third Security Incentive 2010 LLC (2)	11,917	*	—	*

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

This table is based upon information supplied by the Selling Shareholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Applicable percentages for the Common Stock are based on the 71,025,738 shares of Common Stock outstanding on June 30, 2021.

(2)

Randal J. Kirk exercises voting and dispositive control over these shares of Common Stock other than the shares owned by Alana Kirk. Further, Ms. Kirk, a member of the Company’s Board of Directors, is married to Mr. Kirk and has reported that she beneficially owns 2,159 shares of our common stock in her own name, which is less than one percent of our outstanding shares. Based on these holdings, Mr. Kirk, Third Security’s Chairman and Senior Managing Director, and Ms. Kirk have each reported control over approximately 25.7% of our outstanding shares. Mr. and Ms. Kirk each disclaim beneficial ownership of the shares owned directly by the other, and Ms. Kirk disclaims beneficial ownership of the shares deemed beneficially owned by Mr. Kirk, other than those that she owns directly. In addition, Mr. Kirk disclaims beneficial ownership of shares owned by the Selling Shareholders other than Ms. Kirk except to the extent of any pecuniary interest therein.

Letter Agreement

We, TS Aquaculture LLC and the Selling Shareholders are party to a Letter Agreement dated as of July 31, 2021 that requires that we file a registration statement to register the shares of Common Stock held by the Selling Shareholders and keep it effective for a period of not less than 24 months. TS Aquaculture LLC agreed to pay all expenses incurred in connection with such registration statements. We and TS Aquaculture LLC also agreed to modify the terms of the Relationship Agreement by and between us and TS Aquaculture LLC as successor in interest to Intrexon Corporation so as to restrict assignments of the rights of TS Aquaculture LLC thereunder. TS Aquaculture is affiliated with the Selling Shareholders and has appointed three members of our board pursuant to the Relationship Agreement.

PLAN OF DISTRIBUTION

We are registering the shares of common stock of AquaBounty, Inc., par value $0.001 per share, or the Common Stock, which we refer to herein as Shares, issued to the Selling Shareholders to permit the resale of these Shares by the holders of the Shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares. The Selling Shareholders will bear all fees and expenses incident to our agreement to register the Shares.

The Selling Shareholders may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	an underwritten offering;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as amended, or the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. If the Selling Shareholders effect such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.01.

The Selling Shareholders may transfer and donate the Shares in other circumstances in which case the transferees or donees, pledgees will be the selling beneficial owners for purposes of this prospectus.

Any broker-dealer or agents participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Each Selling Shareholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares. Upon the Company being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some U.S. states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some U.S. states the Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

The Selling Shareholders will pay all of the expenses incurred in connection with the registration of the Shares, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws, all underwriting discounts and selling commissions, if any, and any legal or other expenses incurred by us or them in connection with the registration and offer and sale of the Shares.

LEGAL MATTERS

Goodwin Procter LLP, Boston, Massachusetts, will pass upon the validity of the securities being offered by this prospectus. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements of the Company, incorporated in this prospectus by reference from the Company’s Annual Reports on Form 10-K as of and for the years ended December 31, 2020 and 2019, have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is an important part of this prospectus. To the extent that any statement that we make in this prospectus is inconsistent with the statements made in the applicable prospectus supplement or the information incorporated by reference, the statements made in this prospectus are deemed modified or superseded by the statements made in such prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities covered by the applicable prospectus supplement (other than information deemed furnished pursuant to Items 2.02 and 7.01 of Form 8-K). The documents we are incorporating by reference are:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March  9, 2021, and our definitive proxy statement on Schedule 14A (with respect to those portions specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020), which was filed with the SEC on April 21, 2021;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021 and for the quarter ended June 30, 2021, filed with the SEC on May 4, 2021 and August 4, 2021;

•

our Current Reports on Form 8-K filed with the SEC on February 5, 2021, February  8, 2021, March  2, 2021, March  9, 2021, May  4, 2021, May  10, 2021, May  28, 2021, July  7, 2021, July  29, 2021 and August 4, 2021 (except that, with respect to each of the foregoing Current Reports, any portions thereof which are furnished and not filed shall not be deemed incorporated by reference into this prospectus supplement); and

•

the description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 9, 2021 (including any further amendment or reports filed with the SEC for the purpose of updating such description).

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to Corporate Secretary, AquaBounty Technologies, Inc., 2 Mill & Main Place, Suite 395, Maynard Massachusetts 01754, Telephone: (978) 648-6000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and other reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the offering of these securities. This prospectus omits some information set forth in the registration statement in accordance with SEC rules and regulations. The registration statement, including the attached exhibits, contains additional relevant information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings.

The registration statement and the documents referred to above under “Incorporation of Certain Information by Reference” are also available on our Internet website, www.aquabounty.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

11,200,000 Shares

Common Stock

Offered by the Selling Shareholders

PROSPECTUS SUPPLEMENT

Oppenheimer & Co. Lake Street

The date of this prospectus supplement is November 19, 2021